Urban Outfitters, Inc.                                                Exhibit 11
INCOME PER SHARE CALCULATION:
APRIL 30, 1998 & 1997


INCOME PER SHARE CALCULATION:


                                                                         Three Months Ended April 30,
                                                     --------------------------------------------------------------------
                                                                   1998                                1997
                                                     -------------------------------      -------------------------------
                                                         $                 Per Share            $             Per Share
NET INCOME                                            2,100,000                $0.12          2,423,000             $0.14
                                                     ============         ==========        ============       ==========

WEIGHTED AVERAGE COMMON
   SHARES OUTSTANDING
        - ASSUMING DILUTION                                               18,004,852                           17,704,068
                                                                          ==========                           ==========


COMPUTATION OF COMMON SHARES
    & COMMON SHARE EQUIVALENTS OUTSTANDING:

                                                                         Three Months Ended April 30,
                                                     --------------------------------------------------------------------
                                                                   1998                                1997
                                                     -------------------------------      -------------------------------
                                                     End of Period     Weighted Ave.      End of Period     Weighted Ave.
                                                     -------------     -------------      -------------     -------------
COMMON SHARES OUTSTANDING - BASIC                     17,777,954         17,694,461          17,588,696       17,537,462
                                                                       -------------                        -------------

COMMON SHARE EQUIVALENTS:
         OPTIONS                                       1,176,514          1,260,007           1,280,772        1,332,007
         ASSUMED REPURCHASED AT
                AVERAGE PRICE                                              (949,616)                          (1,165,401)
                                                                       -------------                        -------------

WEIGHTED AVERAGE COMMON
    EQUIVALENTS                                                             310,391                              166,606
                                                                       -------------                        -------------

TOTAL WEIGHTED AVERAGE
   COMMON SHARES OUTSTANDING
        - ASSUMING DILUTION                                              18,004,852                           17,704,068
                                                                       =============                        =============